Contact:	Press Jim Sheehan SeaChange 1-978-897-0100 x3064 jim.sheehan@schange.com	Exhibit 99.1 Investors Monica Gould The Blueshirt Group 1-212-871-3927 monica@blueshirtgroup.com

SEACHANGE APPOINTS DIGITAL MEDIA VETERAN

PETER FAUBERT AS CHIEF FINANCIAL OFFICER

ACTON, Mass. (July 7, 2016) – Multiscreen video software innovator SeaChange International, Inc. (NASDAQ: SEAC) today announced the appointment of Peter Faubert as Chief Financial Officer, Senior Vice President and Treasurer, with global responsibility for finance, operations and facilities. Mr. Faubert brings the company over 15 years of finance leadership, including experience with software companies focused on video service providers, mobility and enterprise software.

Anthony Dias, who served as SeaChange’s CFO, SVP and Treasurer since September 2013, has resigned yesterday, July 6.

“I am excited to have Peter join SeaChange and bring his significant financial management and industry experience to the company to strengthen our senior management team and execute on initiatives to drive SeaChange to profitability and strategic growth” said Ed Terino, Chief Executive Officer, SeaChange. “Peter’s previous experience with relevant industry and revenue models, financial planning and analysis, accounting, as well as buy- and sell-side mergers and acquisitions, will enhance SeaChange’s ability to further deliver shareholder value. On behalf of the Board, we would like to thank Tony Dias for his years of service to SeaChange and wish him the best of luck in his future endeavors.”

Mr. Faubert most recently served as CFO for This Technology, Inc., a video advertising solutions provider to cable, telco and broadcast television operators, which was acquired by Comcast Corporation in 2015. In addition to finance and accounting responsibilities, he oversaw that company’s human resources, strategic planning, legal and facilities functions.

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SeaChange Appoints Peter Faubert as CFO/Page 2

Mr. Faubert had previously served as CFO for mobile game publisher JNJ Mobile (d/b/a MocoSpace), where he established revenue sharing and billing agreements with U.S. mobile service providers. Earlier, as CFO and Treasurer with Turbine, Inc., the largest privately-held video game developer in North America, Mr. Faubert established licensing and distribution agreements with leading gaming and entertainment brands globally. Turbine was acquired by Warner Brothers in 2010.

He has also held senior finance roles for software and technology providers including Vision Government Solutions, and publicly-traded companies including Ariba. Earlier in his career, he worked in PricewaterhouseCoopers’ mergers and acquisitions practice, and Deloitte & Touche’s assurance and advisory services. Mr. Faubert has been a Certified Public Accountant since 1996.

“SeaChange continues to demonstrate leadership across generations of technology and business change in professional video distribution”, Faubert noted. “The growth in digital media, IP delivery, mobile devices and the cloud mean that key stakeholders in the premium content value chain are newly motivated and moving faster to establish agile, software-centric platforms for their businesses. I am eager to help the company optimize its financial operations and performance, and support our customers’ needs for innovation.”

Mr. Faubert holds a B.S. in Business Administration, with concentrations in accounting and finance, from Northeastern University. He has served as a coach for the Entrepreneurship Development Program at the MIT Sloan School of Management since 2009.

About SeaChange International

Enabling our customers to deliver billions of premium video streams across a matrix of pay-TV and OTT platforms, SeaChange (Nasdaq: SEAC) empowers service providers, broadcasters, content owners and brand advertisers to entertain audiences, engage consumers and expand business opportunities. As a three-time Emmy award-winning organization with 23 years of experience, we give media businesses the content management, delivery and monetization capabilities they need to craft an individualized branded experience for every viewer that sets the pace for quality and value worldwide. For more information, please visit www.schange.com.

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